Exhibit 5.2

Legal Opinion

法律意见书

中国广东深圳福田区福中三路2003号国银金融中心大厦11-13楼 邮编：518017

GuoYin (CDB) Financial Center 11-13 F, 2003 FuZhong 3rd Road, FuTian District,

Shenzhen, China 518017

电话（Tel）：（0755）33050833 传真（Fax）：（0755）33377409

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Legal Opinion

Legal Opinion

December 27, 2022

To:	Huahui Education Group Ltd

13th Floor, Building B1, Wisdom Plaza

Qiaoxiang Road, Nanshan District

Shenzhen , Guangdong Province , China 518000

Re: Legal Opinion on “Regulatory Oversight in China” and Related PRC Law Matters

Dear Sirs/Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC”, for the purpose of this legal opinion (the “Opinion”) only, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan region) and, as such, are qualified to issue a legal opinion on the laws and regulations of the PRC.

We act as the PRC counsel of Huahui Education Group Ltd ( “the Company”), a company incorporated under the laws of Cayman Islands in connection with (i) the Compnay’s Post- Effective Amendment No. 4 to its Registration Statement on Form F-1, including all amendments or supplements thereto, filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) and (ii) the proposed trading of the Company’s ordinary shares on the OTCQB Market or any other trading exchange.

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Legal Opinion

A. Definition

The following terms as used in this Opinion are defined as follows:

(A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC;

(B) “PRC Laws” means all laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislation of the PRC effective and available to the public as of the date hereof;

(C) “PRC Subsidiaries” means all of the Company’s subsidiaries operating and organized in the PRC;

(D) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws;

(E) “SEC” means the United States Securities and Exchange Commission.

(F) “CSRC” means the China Securities Regulatory Commission.

(G) “CAC” means the Cyberspace Administration of China.

(H) “PRC” means the People’s Republic of China.

B. Assumptions

This Opinion is rendered on the following bases and subject to the following qualifications:

(1) This Opinion is rendered only with respect to the PRC Laws. We have made no investigation and do not express or imply any views on, the laws and regulations of any other jurisdiction. This Opinion relates only to the PRC Laws in effect on the date hereof and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect. This Opinion is subject to the discretion of any competent Governmental Agencies in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws. We make no prediction as to any revision, adjustment or new interpretation of PRC Law or related government policy, nor is this opinion intended to contain any advice or suggestion in respect of any such prediction. There is no guarantee that any PRC Law, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

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Legal Opinion

(2) Our understanding and judgment of the facts underlying this opinion are based solely on the documents, materials, statements and representations provided to us by the Company and its PRC Subsidiaries. We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents. We have not investigated whether or not the statements, certificates, approvals, answers, replies and other documents issued by, among others, government authorities, the Company and its PRC Subsidiaries have gone through all necessary review, investigation, discussion and examination/approval procedures as required by law or internal policy and we will not, therefore, be liable for any untruthfulness, inaccuracy, incompleteness or lack of integrity in respect of the content of any such document.

(3) This Opinion addresses specific legal matters relating to the Company and its PRC Subsidiaries (limited to the issues covered herein) in respect of PRC Law. We do not express any opinion in whatsoever manner on, or bear any legal liabilities for, any other issue(s) concerning the Company or its PRC Subsidiaries including but not limited to financial documents, audits, appraisals, legal issues under foreign or international laws which are not PRC Law or any other issues not covered herein. In this Opinion, any references to or descriptions of financial documents, audits, appraisals or legal issues under foreign laws are all cited from reports by professional institutions or written documents provided to us by the Company and its PRC Subsidiaries and any such citation shall not constitute our acknowledgement of, legal opinions regarding or comments relating to such issues, whether express or implied.

(4) This Opinion is subject to the restrictions of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers), and (ii) any judicial or administrative actions or any laws affecting creditors’ rights generally. This Opinion is subject to the effects of (i) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of materiality, public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawfiil, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific perfomance, injunctive relief indemnifications, remedies or defenses, the calculation of damages, the entitlement of attorneys’ fees and other costs, the waiver of immunity from jurisdiction of any court or from legal proceedings; and (iii) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5) This Opinion is intended to be used in the context which is specifically referred to herein.

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Legal Opinion

C. Opinion

1. On December 24, 2021, the CSRC issued Provisions of the State Council on the Management of the Overseas Listing and Issuance of Domestic Enterprises (Draft for Comments) and Administrative Measures on the Management of the Overseas Listing and Issuance of Domestic Enterprises (Draft for Comments) (collectively, the “Draft Overseas Listing Rules”) for public consultations, according to which, any direct or indirect offshore listing of domestic enterprises shall be filed with the CSRC. On December 27, 2021, the NDRC and MOFCOM issued the Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition) (the “Negative List 2021”), which came into effect on January 15，2022. According to Negative List 2021, PRC entities which engage in any field forbidden by the Negative List 2021 for access of foreign investment shall be approved by competent PRC authorities when they seek listing offshore, and foreign investors shall not participate in operation and management and their shareholding ratio shall be governed mutatis mutandis by the relevant regulations on the management of domestic securities investments made by overseas investors. Considering that (i) Draft Overseas Listing Rules were released for comments and have not come into effect; (ii) no explicit provisions under currently effective PRC laws, regulations and rules clearly classify indirect listing through contractual arrangements is required to obtain approvals from PRC authorities, based upon due inquiries made to the Company, as of the date hereof, in connection with this Offering, under current PRC laws, regulations and rules, Huahui is not required to submit applications for the approval of the CSRC or other equivalent PRC government authorities. However, as the Draft Overseas Listing Rules have not been formally adopted and the Negative List 2021 was published recently, and due to the lack of further clarifications or detailed rules and regulations, there are still uncertainties as to how the aforementioned rules will be interpreted or implemented and whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation and there is no assurance that PRC regulatory agencies, including the CSRC, would take the same view as we do.

2. On December 28, 2021, the CAC and other ministries and commissions jointly promulgated the Cybersecurity Review Measures (the “Measures”)，which came into effect on February 15, 2022. Pursuant to the Measures, if any of the following circumstance exists, the operators shall apply with the CAC for cybersecurity review: (i) the operators possess over one million individuals* personal information and seek to list overseas; (ii) the operators are deemed as critical information infrastructure and intend to purchase internet products and services that will or may affect national security, and (iii) the operators carry out any data processing activities which has affected or may affect national security. Based upon due inquiries made to the Company, as of the date hereof we are not aware of Huahui has any of the aforesaid circumstances and Huahui is not required by the CAC to go through cybersecurity review. However, there remains uncertainty as to how the Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures and there is no assurance that PRC regulatory agencies, including the CSRC, would take the same view as we do.

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Legal Opinion

D. Qualifications

This opinion is subject to the following qualifications:

(1) This Opinion is limited to PRC Laws of general application on the date hereof. We have not investigated, nor do we express or imply any views on the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above;

(2) This Opinion is limited to the matters set forth herein and is subject to the effectiveness of any future change, amendment, alteration or adoption of any PRC Laws. The interpretation and implementation of the PRC Laws are subject to the legislative, regulatory, administrative and judicial discretion of relevant authorities;

(3) This Opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities;

(4) This Opinion is intended to be used in the context which is specifically referred to herein; and

(5) This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The Opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the Opinion expressed herein.

This Opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of and in connection with the Company’s filling Post Effective Amendment No. 4 to its Registration Statement on Form F-1 before the date of this opinion and may not be used for any other purpose or by any unrelated third party without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement and the Prospectus.

Yours faithfully,

/s/ Guangdong Zhuojian Law Firm

Zhongxiang LIU

Xiaofeng Wang

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